                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [_]

     Check the appropriate box:
     [_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF
                                                     THE COMMISSION ONLY (AS
                                                     PERMITTED BY RULE
                                                     14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [_]  Definitive Additional Materials
     [_]  Soliciting Material Under Rule 14a-12

                           QUAKER CITY BANCORP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------
     [_]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

--------------------------------------------------------------------------------

                [Q Logo]   Quaker City Bancorp, Inc.
                             7021 Greenleaf Avenue
                              Whittier, CA 90602
                                (562) 907-2200

                                                                 October 9, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Quaker City Bancorp, Inc. (the "Company"), the holding company for Quaker City Bank (the "Bank"), scheduled to be held on Tuesday, November 20, 2001, at the Whittier Hilton, 7320 Greenleaf Avenue, Whittier, California, at 10:00 a.m. local time. As described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, stockholders will be asked to vote on the election of directors for the Company. Directors and executive officers of the Company will be present at the Annual Meeting to respond to questions that our stockholders may have regarding the business to be transacted.

     I urge you to vote your proxy as soon as possible. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, I urge you to sign, date and return the enclosed proxy card promptly in the accompanying postage prepaid envelope. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

     On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your continued support.


                              Sincerely yours,

                              /s/ FREDERIC R. McGILL

                              FREDERIC R. (RICK) McGILL
                              President and Chief Executive Officer

IMPORTANT: If your Quaker City Bancorp, Inc. shares are held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To ensure that your shares are voted, please telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy on your behalf.

     If you have any questions concerning the Proxy Statement or accompanying proxy or if you need any help in voting your stock, please telephone Morrow & Company at 1-800-662-5200 today.


--------------------------------------------------------------------------------
                          PLEASE SIGN, DATE AND RETURN
                         THE ENCLOSED PROXY CARD TODAY.
--------------------------------------------------------------------------------

                           Quaker City Bancorp, Inc.
                             7021 Greenleaf Avenue
                              Whittier, CA 90602
                                (562) 907-2200

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held on November 20, 2001

                            _______________________

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Quaker City Bancorp, Inc. (the "Company"), the holding company of Quaker City Bank, will be held on Tuesday, November 20, 2001, at the Whittier Hilton, 7320 Greenleaf Avenue, Whittier, California, at 10:00 a.m. local time, subject to adjournment or postponement by the Board of Directors, for the following purposes:

          1. To elect two persons to the Board of Directors to serve until the annual meeting of stockholders to be held in the year 2004 and until their successors are duly elected and qualified;

          2. To transact such other business as may properly come before the Annual Meeting or any or all adjournments or postponements thereof.

     Only holders of record of the common stock, par value $.01 per share, of the Company on Tuesday, September 25, 2001, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date or (ii) by voting in person at the Annual Meeting.


                              By order of the Board of Directors

                              /s/ KATHRYN M. HENNIGAN

                              KATHRYN M. HENNIGAN
                              Corporate Secretary

Whittier, California
October 9, 2001


--------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT

  TO VOTE YOUR SHARES, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL
                 IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.
--------------------------------------------------------------------------------

                           Quaker City Bancorp, Inc.
                             7021 Greenleaf Avenue
                              Whittier, CA 90602
                                (562) 907-2200

           --------------------------------------------------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                               November 20, 2001
           --------------------------------------------------------

                                 INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board" or the "Board of Directors") of Quaker City Bancorp, Inc., a Delaware corporation (the "Company"), the holding company of Quaker City Bank (the "Bank"), of proxies for use at the 2001 Annual Meeting of Stockholders of the Company (the "Annual Meeting") scheduled to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

              INFORMATION REGARDING VOTING AT THE ANNUAL MEETING
General

     At the Annual Meeting, the stockholders of the Company are being asked to consider and to vote upon the election of the two directors nominated by the Company's Board of Directors to serve until the annual meeting of stockholders to be held in the year 2004. For information regarding the proposal regarding the election of directors, see the section of this Proxy Statement entitled "ELECTION OF DIRECTORS." Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, FOR each of the director nominees identified on such card. Although management does not know of any matter other than the election of directors to be acted upon at the Annual Meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their respective best judgment with respect to any other matters that may properly come before the Annual Meeting.

     Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

     The mailing address of the principal executive offices of the Company is 7021 Greenleaf Avenue, Whittier, California 90602, and its telephone number is
(562) 907-2200. The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is October 10, 2001.

Record Date and Voting

     Only stockholders of record on Tuesday, September 25, 2001 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. There were outstanding on the Record Date 5,181,692 shares of common stock, par value $.01 per share, of the Company ("Common Stock") as adjusted for the 25% Common Stock dividend paid to stockholders by the Company on or about May 30, 1997 (the "1997 Stock Dividend") and June 30, 1998 (the "1998 Stock Dividend" and, together with the 1997 Stock Dividend, the "Stock Dividends"). All information set forth herein regarding numbers of shares and exercise prices of outstanding awards under Company stock benefit plans has been adjusted, to the extent applicable, for the effect of the Stock Dividends. Each share of outstanding Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

     As provided in the Company's certificate of incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's certificate of incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit pursuant to the Company's certificate of incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than the election of directors, thus having the effect of a negative vote, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors.
Approval of any stockholder proposals that properly come before the Annual Meeting require the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote on the subject matter. Shares held in excess of the Limit will not be counted for either the purpose of determining the presence or absence of a quorum or whether a proposal has been approved.

Solicitation

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers and other employees of the Company may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable charges and expenses in connection therewith. In addition, the Company has retained proxy solicitor Morrow & Co., Inc. ("Morrow & Co.") to assist in the solicitation of proxies. Morrow & Co. may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay Morrow & Co. a fee estimated not to exceed $6,000, plus reimbursement for reasonable out-of-pocket expenses.

                           ________________________

             The date of this Proxy Statement is October 9, 2001.

                       DIRECTORS AND EXECUTIVE OFFICERS

Directors

     The following table sets forth certain information, except where otherwise indicated, as of June 30, 2001 with respect to the directors of the Company and the Bank. While Mr. Ferguson as Director Emeritus attends meetings of the Board of Directors of the Company and of the Bank, he does not vote upon matters presented to the Boards.

     Each of the directors of the Company serves a three-year term and approximately one-third of the directors are elected at each annual stockholders' meeting. The Bank continues to have a classified board, approximately one-third of the members of which are elected each year to serve three-year terms.

                                                                        First
                                                          Term as       Became        Term as      Positions Held
                                       First Became         Bank       Director       Company         with the
                                       Director of        Director        of          Director         Company
   Name of Director        Age             Bank           Expires      Company        Expires        and the Bank
---------------------     -----         ------------      -------      --------     -----------   -----------------
J.L. Thomas                 65              1975            2003          1993          2003      Director and Chairman of
                                                                                                  the Board
Frederic R. McGill          54              1995            2001          1995          2001      Director, President and
                                                                                                  Chief Executive Officer
David S. Engelman           63              1999            2002          1999          2002      Director
Alfred J. Gobar             68              1992            2001          1993          2001      Director
Wayne L. Harvey             63              1981            2003          1993          2003      Director
David K. Leichtfuss         56              1991            2002          1993          2002      Director
Edward L. Miller            64              1985            2003          1993          2003      Director
D.W. Ferguson               85              1952             N/A          1993           N/A      Director Emeritus

     Set forth below is certain information concerning the principal occupation and business experience of each of the individuals named above during the past five years.

     J.L. Thomas is Chairman of the Company and the Bank. Mr. Thomas served as President and Chief Executive Officer of the Company since its formation in 1993 until July of 1996. Mr. Thomas joined the Bank in 1961, and was elected to the Board of Directors in 1975. Mr. Thomas served as Chief Operating Officer of the Bank from 1976 to 1982, and became its President and Chief Executive Officer in 1982, serving in that capacity until July of 1996. Mr. Thomas also serves as the Chairman of the Board of Directors of Quaker City Financial Corp., a wholly owned subsidiary of the Bank ("QCFC"), and of Quaker City Neighborhood Development, Inc. a wholly owned subsidiary of the Company ("QCND").

     Frederic R. (Rick) McGill served as Executive Vice President and Chief Operating Officer of the Company since its formation in 1993, serving in that capacity until July of 1996. Mr. McGill joined the Bank in 1991 as Executive Vice President and Chief Operating Officer. Mr. McGill was appointed President and elected to the Board of Directors of the Company and the Bank in 1995, and was appointed Chief Executive Officer effective July 1, 1996. Prior to joining the Bank, Mr. McGill was an independent financial consultant specializing in mortgage banking. Mr. McGill has over 30 years experience in the banking industry. Mr. McGill has also served as the Chief Executive Officer of QCFC since 1991 and of QCND since July 1, 1996.

     David S. Engelman, a private investor, served as Chairman, Chief Executive Officer and President of UnionFed Financial Corporation from 1991 until 1997 and held the same positions at its subsidiary, Union

Federal Bank. Mr. Engelman is a director of Fleetwood Enterprises, Inc., MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation and a former director of Long Beach Financial Corporation where he served from 1997 to 1999. Mr. Engelman was appointed a director of the Company and the Bank effective September, 1999. Mr. Engelman is the Chairman of the Bank's Philanthropy Committee.

     Alfred J. Gobar retired in 2000 as President and Chairman of AJGA, Inc., an economics consulting firm. Mr. Gobar had held this position since 1990. Prior to 1990, Mr. Gobar served as President and Chairman of Alfred Gobar Associates, Inc., a family-owned economics consulting firm. Mr. Gobar has been a director of the Bank since 1992 and of the Company since its formation in 1993.

     Wayne L. Harvey, retired, was previously the Managing Partner of Harvey & Parmelee, certified public accountants, and was with such firm from 1958 until 1998. Mr. Harvey has been a director of the Bank since 1981 and of the Company since its formation in 1993. Mr. Harvey is the Chairman of the Audit Committee of the Company's Board.

     David K. Leichtfuss is the President of Broadview Mortgage Corp., a mortgage banking company that specializes in residential permanent financing, and has been with such company since 1988. Mr. Leichtfuss has been a director of the Bank since 1991 and of the Company since its formation in 1993.

     Edward L. Miller is a partner in the law firm of Bewley, Lassleben & Miller and has been associated with such firm since 1963. Mr. Miller has been a director of the Bank since 1985 and of the Company since its formation in 1993. Mr. Miller is the Chairman of the Compensation Committee of the Company's Board.

     D.W. Ferguson is Director Emeritus of the Board of the Company and the Bank. Mr. Ferguson served as Chairman of the Company since its formation in 1993 until November of 1995. Mr. Ferguson joined the Bank in 1937 and held various positions prior to becoming the President and Chief Executive Officer in 1951, a position he held until 1982. Mr. Ferguson was elected to the Board of Directors of the Bank in 1952 and served as the Chairman of the Bank's Board from 1982 to 1995.

Committees of the Board of Directors

     The Company's Board of Directors has a standing Audit Committee and Compensation Committee.

     The Audit Committee held four meetings during fiscal year 2001, and currently consists of Messrs. Harvey (Chairman), Miller and Engelman. The Audit Committee's responsibilities are generally to assist the Board in fulfilling its legal and fiduciary responsibilities relating to accounting, audit and reporting policies and practices of the Company, the Bank and their subsidiaries. The Audit Committee also, among other things, oversees the Company's financial reporting process, recommends to the Board the engagement of the Company's independent auditors; monitors and reviews the quality and activities of the Company's internal audit function and those of its independent auditors; and, monitors the adequacy of the Company's operating and internal controls as reported by management and internal auditors. The Board has adopted a written charter for the Audit Committee. The members of the Audit Committee are independent directors as defined under the National Association of Securities Dealers' ("NASD") listing standards.

     The Compensation Committee held five meetings during fiscal year 2001, and currently consists of Messers. Miller (Chairman), Harvey and Engelman. The Compensation Committee is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of the Company and to recommend to the Board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary. In July of 1996, the Board established a subcommittee of the Compensation Committee, currently made up of two non-employee directors, Messrs. Engelman and Harvey, whose principal responsibility is to administer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and rules thereunder, the stock benefit plans of the Company with respect to certain transactions by executive officers and directors of the Company.

     The Company's Board of Directors selects nominees for election as directors. The Company does not have a standing nominating committee. The candidates for election at this Annual Meeting were nominated by the Board of Directors. In accordance with Section 6 of Article I of the Company's bylaws (a copy of which is available upon request to the Corporate Secretary of the Company), stockholder nominations for election of directors may be voted on at an annual meeting only if such nominations are made pursuant to written notice timely given to the Corporate Secretary accompanied by certain information. To be timely, a stockholder's written notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days prior to the date of the meeting, provided that, in the event that less than 100 days' notice or prior disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. Such stockholder's notice must set forth with respect to each director nominee all of the information relating to such person that is required to be disclosed in solicitations for elections of directors under the rules of the Securities and Exchange Commission ("SEC") and the stockholder's name and address, as they appear on the Company's books, and the number of shares of Common Stock owned by the stockholder giving the notice.

Meetings of the Board of Directors

     During fiscal year 2001, there were 10 meetings of the Board of Directors of the Company. All directors attended at least 75% of the meetings of the Board of Directors, and all members of the committees attended at least 75% of the meetings of those committees during the term of their service on such committees during fiscal year 2001.

Compensation of Directors

     Directors' Fees. The Company does not currently pay directors' fees. The directors of the Bank each receive a monthly retainer fee of $2,000. During fiscal year 2000, committee meeting fees of $100 per hour per meeting were paid to non-employee directors of the Bank; beginning in July, 2001, committee fees were increased to $300 per meeting. In addition, the $200 monthly retainer paid to the Audit Committee Chairman for general services in addition to meetings has been increased to $500 per month, effective July 1, 2001, due to the increased level of responsibility.

     Directors' Options. In 1993, the Company adopted a stock option plan for directors who are not officers or employees of the Company or its affiliates. See "COMPENSATION AND OTHER INFORMATION--Non-Employee Directors' Option Plan," below. In 1997, the Company adopted a stock incentive plan for employees and directors that provides for the grant of awards ("Awards") in the form of stock options (including incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. See "COMPENSATION AND OTHER INFORMATION--1997 Stock Incentive Plan," below. In June 2000 and 2001, grants of 5,000 nonqualified stock options with vesting on the first anniversary of the option grant date were made to each of the non-employee directors, which options were granted at exercise prices of $15.125 and $29.00 per share, respectively. As of October 1, 2000, the Chairman of the Board receives a quarterly grant of 1,250 nonqualified stock options, valued at the closing market price of the Common Stock as reported on the Nasdaq National Market on the first business day of the quarter.

Executive Officers

     Set forth below are the executive officers of the Company, together with the positions currently held by those persons, as of June 30, 2001. The executive officers serve at the pleasure of the Company's Board of Directors; however, the Company has entered into an employment agreement with Mr. McGill, which agreement is described under "COMPENSATION AND OTHER MATTERS--Employment Agreements and Change of Control Arrangements," below.

        Name                Age                                     Position (1)
--------------------      -------      -------------------------------------------------------------------------------
Kathryn M. Hennigan          50        Corporate Secretary and Senior Vice President, Administrative Services
Hank H. Kadowaki             54        Senior Vice President, Income Property Lending of the Bank
Frederic R. McGill           54        Director, President and Chief Executive Officer
Jerrold Perisho              49        Senior Vice President, In-Store Banking of the Bank
Harold L. Rams               55        Senior Vice President, Single Family Lending of the Bank
Karen A. Tannheimer          42        Senior Vice President, Loan Service of the Bank
Robert C. Teeling            50        Senior Vice President, Retail Banking of the Bank
Dwight L. Wilson             53        Senior Vice President, Treasurer and Chief Financial Officer

--------------------

(1) Unless otherwise indicated, the indicated position is with the Company and the Bank.

     Set forth below is certain information concerning the business experience during the past five years of each of the individuals named above (for information concerning Mr. McGill see "--Directors" above).

     Kathryn M. Hennigan has served as Senior Vice President, Administrative Services and Corporate Secretary of the Company since its formation in 1993. Ms. Hennigan joined the Bank in 1992 as the Human Resource Manager. Ms. Hennigan was promoted to Senior Vice President, Administrative Services and Corporate Secretary of the Bank in January, 1993. Prior to joining the Bank, Ms. Hennigan held various management and administrative positions, including principal for seven years at a senior high school in Fullerton, California.

     Hank H. Kadowaki joined the Bank in 1994 as Major Loan Manager, and was promoted to Senior Vice President, Income Property Lending of the Bank in April, 1998. Prior to joining the Bank, Mr. Kadowaki had over fifteen years experience in commercial and multifamily lending.

     Jerrold S. Perisho joined the Bank in May, 2000 as Senior Vice President, In-Store Banking. Prior to joining the Bank, Mr. Perisho was executive director of the Whittier Boys & Girls Club from December 1992 to April 2000. Mr. Perisho has over ten years experience in credit union management.

     Harold L. Rams joined the Bank in 1975 and currently serves as the Senior Vice President, Single Family Lending, a position he has held since February, 1980. Mr. Rams has over 30 years experience in the banking industry.

     Karen A. Tannheimer joined the Bank in 1983 as the Loan Service Supervisor. Ms. Tannheimer served in such capacity until 1986 when she left the Bank for a position with a computer service company. Ms. Tannheimer attained the position of Supervisor-Systems Analysis Group before leaving the computer services company to rejoin the Bank in June, 1992 as the Senior Vice President, Loan Service.

     Robert C. Teeling joined the Bank in 1991 as the Senior Vice President, Retail Banking. Prior to joining the Bank, Mr. Teeling had over 20 years experience in retail banking with various savings and loan associations in the southern California area.

     Dwight L. Wilson has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company since its formation in 1993. Mr. Wilson joined the Bank in 1976 as the Assistant Controller and held that position until 1979. Mr. Wilson served as the Controller of the Bank from 1979 to 1985. Since 1985, Mr. Wilson has been the Treasurer and Chief Financial Officer of the Bank and QCFC.

                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the shares of Common Stock beneficially owned as of September 25, 2001, the Record Date, by each director (and director nominee), by the Chief Executive Officer and the four most highly compensated executive officers of the Company and/or the Bank who were serving as executive officers at June 30, 2001 (the "Named Executive Officers") and by all directors and executive officers of the Company as a group.

                                                                                 Shares of Common
                                                                                Stock Beneficially     Percent of
  Name and Address (1)                     Title of Position (2)                   Owned (3)(4)        Class (5)
------------------------------   --------------------------------------------   ------------------   -------------
J.L. Thomas (6)                  Chairman of the Board                                   173,437          3.34%
Frederic R. McGill (7)           President and Chief Executive Officer                   232,288          4.34%
David S. Engelman (8)            Director                                                 11,500             *
Alfred J. Gobar (9)              Director                                                147,996          2.85%
Wayne L. Harvey (10)             Director                                                106,396          2.04%
David K. Leichtfuss (10)         Director                                                 48,733             *
Edward L. Miller (11)            Director                                                185,504          3.57%
D.W. Ferguson (12)               Director Emeritus                                        69,679          1.34%
Dwight L. Wilson (13)            Senior Vice President, Treasurer and Chief               90,583          1.73%
                                    Financial Officer
Harold L. Rams (14)              Senior Vice President, Single Family Lending             52,281          1.01%
                                    of the Bank
Kathryn M. Hennigan (15)         Corporate Secretary and Senior Vice President,           89,346          1.70%
                                    Administrative Services
Hank H. Kadowaki (16)            Senior Vice President, Income Property                   36,576             *
                                    Lending of the Bank
All directors and executive
officers as a group (15
persons) (17)                                                                          1,340,544         23.34%

______________________

  *   Does not exceed 1.0% of the Company's voting securities.
 (1) The address of each person is c/o Quaker City Bancorp, Inc., 7021 Greenleaf Avenue, Whittier, California 90602.
 (2)  Titles are for both the Company and the Bank unless otherwise indicated.
 (3) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported.
 (4)  All shares beneficially owned have been adjusted for the Stock Dividends.
 (5) Percentage of class is based upon 5,181,692 shares of Common Stock outstanding as of the Record Date.
 (6) Includes 13,253 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (7) Includes 15,502 allocated shares under the Employee Stock Ownership Plan ("ESOP"); 69,845 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 104,166 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (8) Includes 5,000 shares subject to options granted under the 1993 Directors' Option Plan, which options are all currently exercisable, and 5,000 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (9) Includes 5,000 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (10) Includes 24,257 shares subject to options granted under the 1993 Directors' Option Plan, which options are all currently exercisable, and 11,250 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.

(11) Includes 9,257 shares subject to options granted under the 1993 Directors' Option Plan, which options are all currently exercisable, and 11,250 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(12) Includes 22,343 shares subject to options granted under the 1993 Directors' Option Plan, which options are all currently exercisable, and 6,250 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(13) Includes 14,136 allocated shares under the ESOP; 46,328 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 19,166 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(14) Includes 13,278 allocated shares under the ESOP; and 15,833 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(15) Includes 11,625 allocated shares under the ESOP; 46,915 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 19,166 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(16) Includes 7,872 allocated shares under the ESOP; and 25,834 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
(17) Includes 81,159 allocated shares under the ESOP; 85,115 shares subject to options granted under the 1993 Directors' Option Plan, which options are all currently exercisable; 189,168 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 287,080 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.

                      COMPENSATION AND OTHER INFORMATION


Summary Compensation Table

     The following table sets forth the compensation paid by the Company, including any of its subsidiaries, to the Named Executive Officers for services during the fiscal years ended June 30, 2001, 2000, and 1999.

                                                                                     Long Term
                                               Annual Compensation (1)              Compensation
                                       ---------------------------------------     --------------
                                                                                       Awards
                                                                                   --------------
                                                                                     Securities          All
                                                                                     Underlying         Other
                                       Fiscal                                         Options        Compensation
  Name and Principal Position           Year       Salary ($)       Bonus ($)           (#)              ($)
------------------------------        --------    ------------     -----------     --------------   --------------
Frederick R. McGill                     2001        $295,000         $196,175           ___           $ 97,862 (2)
President and                           2000        $275,000         $154,000        25,000           $  9,112
Chief Executive Officer                 1999        $255,000         $137,700        50,000           $ 10,141

Dwight Wilson                           2001        $150,900         $ 57,221           ___           $ 26,479 (2)
Senior Vice President,                  2000        $143,700         $ 46,386           ___           $  9,536
Treasurer and Chief                     1999        $135,700         $ 40,140        10,000           $ 10,686
Financial Officer

Harold L. Rams                          2001        $126,150         $ 47,836           ___           $ 18,268 (2)
Senior Vice President,                  2000        $121,300         $ 39,156           ___           $  8,530
Single Family Lending                   1999        $116,600         $ 34,980         5,000           $  9,073

Kathryn M. Hennigan                     2001        $122,500         $ 46,452           ___           $ 17,602 (2)
Senior Vice President,                  2000        $115,600         $ 38,009           ___           $  8,190
Administrative Services and             1999        $109,100         $ 32,730        10,000           $  8,479
Corporate Secretary

Hank H. Kadowaki                        2001        $116,700         $ 44,252           ___           $ 16,843 (2)
Senior Vice President,                  2000        $110,100         $ 36,861           ___           $  7,684
Income Property Lending                 1999        $102,000         $ 30,600        20,000           $  7,433

____________________

(1) Under Annual Compensation, the column titled "Salary" includes deferred compensation. The column titled "Bonus" consists of payments earned in the reported fiscal year under the Bank's Incentive Compensation Plan.
(2) Includes the following contributions to the designated plans by the Bank on behalf of the Named Executive Officers (all amounts are for plan year January 1 - December 31, 2000):
    (a) matching contributions under the Bank's 401(k) Plan of $4,200, $4,027, $2,378, $2,358, and $2,500 for Messrs. McGill, Wilson, Rams, Kadowaki, and Ms. Hennigan, respectively;
    (b) $7,082, $7,082, $6,186, $6,284, and $6,567 representing the value of shares allocated under the ESOP, including forfeitures, for the benefit of Messrs. McGill, Wilson, Rams, Kadowaki, and Ms. Hennigan, respectively;
    (c) contributions under the Quaker City Bank Employees Retirement Income Plan of $8,500, $8,500, $8,180, $7,542, and $7,882 to the accounts of
        Messrs. McGill, Wilson, Rams, Kadowaki, and Ms. Hennigan, respectively;
    (d) the value of benefits accrued under the Bank's non-qualified benefit plan of $78,079, $6,869, $894, $658, and $652 for Messrs. McGill,
        Wilson, Rams, Kadowaki, and Ms. Hennigan, respectively.

Stock Options

     There were no grants of stock options by the Company during fiscal year 2001 to the Named Executive Officers. All shares of Common Stock reserved under the 1993 Management Option Plan are subject to outstanding options and no shares remain available under the 1993 Management Option Plan for future option grants. As of June 30, 2001, 113,639 shares of Common Stock remained available for future Award grants under the 1997 Stock Incentive Plan.

     The following table sets forth the number of shares of Common Stock covered by options granted under the 1993 Management Option Plan and under the 1997 Stock Incentive Plan held by the Named Executive Officers at fiscal year-end June 30, 2001. The Named Executive Officers do not hold any options granted under the 1993 Directors' Option Plan. Awards under the 1997 Stock Incentive Plan may be granted in the form of stock options, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and/or other stock-based benefits. The following table also sets forth the value of unexercised options granted under the 1993 Management Option Plan and the 1997 Stock Incentive Plan that were in-the-money at June 30, 2001. Options are "in-the-money" if the fair market value of the shares covered thereby is greater than the option exercise price.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                   and Fiscal Year-End Option/SAR Values (1)

                                                                Number of Securities            Value of Unexercised
                                                               Underlying Unexercised         In-the-Money Options at
                                                          Options at Fiscal Year End (#)(2)    Fiscal Year End ($)(3)
                            Shares
                         Acquired on        Value
        Name             Exercise (#)    Realized ($)      Exercisable     Unexercisable    Exercisable    Unexercisable
-------------------     --------------  --------------    -------------   ---------------  ------------   ---------------
Frederic R. McGill           ---              ---            174,011           33,334        $3,104,329       $461,509

Dwight L. Wilson             ---              ---             65,493            3,334         1,395,232         44,492

Harold L. Rams               ---              ---             15,833            1,667           207,853         22,246

Kathryn M. Hennigan          600            $10,995           66,081            3,334         1,409,725         44,492

Hank H. Kadowaki             ---              ---             25,834            6,666           323,192         88,957

___________________

(1) No free-standing stock appreciation rights ("SARs") are issuable under the Company's 1993 Management Option Plan.
(2) Number of shares of Common Stock underlying exercisable options has been adjusted for the Stock Dividends.
(3) The values of unexercised in-the-money options set forth in the table have been calculated, in accordance with requirements promulgated by the SEC, by determining the difference between the fair market value of the underlying Common Stock at fiscal year-end June 30, 2001 and the exercise price of the options (as adjusted for the Stock Dividends).

Employment Agreements and Change in Control Arrangements

     In connection with the conversion of the Bank from mutual to stock form in December of 1993 (the "Conversion") and the commencement of operations by the Company as the holding company thereof, the Bank and the Company entered into employment agreements with Messrs. Thomas and McGill. The Bank and the Company also entered into change in control agreements, which are two-year agreements, with Messrs. Wilson, Rams and Kadowaki and with Ms. Hennigan (each an "Executive"). The employment agreements and change in control agreements were entered into with the intent of ensuring that the Bank and the Company will be able to maintain a stable and competent management base after the Conversion.
The continued success of the Bank and the Company depends to a significant degree on the skills and competence of these individuals.

     Employment Agreements with J.L. Thomas and Frederic R. McGill

     Mr. Thomas' employment agreements with the Bank and the Company terminated on September 25, 2000, his sixty-fifth birthday. Mr. McGill's employment agreements with the Bank and the Company provide for a three-year term. Commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors of the Bank may extend the employment agreement with the Bank for an additional year such that the remaining term shall be the amount of the original term unless written notice of non-renewal is given by the Board of Directors of the Bank after conducting a performance evaluation of Mr. McGill. Effective June 30, 2001, the Bank's Board extended Mr. McGill's employment agreement until June 30, 2004. With respect to his employment agreement with the Company, commencing on the date of execution of the employment agreement with the Company, the term of the employment agreement for Mr. McGill extends, unless earlier terminated, one day each day until such time as the Company's Board of Directors or Mr. McGill elects not to extend the term of the employment agreement by giving written notice to the other party, in which case the term of the employment agreement will be fixed and will end on the third anniversary date of the written notice.

     The employment agreements with the Bank and the Company provide that Mr. McGill will receive an annual base salary of $320,000, which base salary will be reviewed annually by the Board of the Bank. In addition to the base salary, the employment agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

     The employment agreements provide for termination by the Bank or the Company for cause at any time. In the event the Bank or the Company chooses to terminate Mr. McGill's employment for reasons other than for cause or for disability, or in the event of his resignation from the Bank and the Company upon (i) failure to re-elect Mr. McGill to his current offices, (ii) a material change in his functions, duties or responsibilities, or relocation of his principal place of employment, or a material reduction in benefits or perquisites; (iii) liquidation or dissolution of the Bank or the Company; or
(iv) a breach of the employment agreement by the Bank or the Company, Mr. McGill or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the aggregate of (a) the amount of the remaining salary payments that he would have earned if he continued his employment with the Bank or Company during the remaining unexpired term of the employment agreement at his defined base salary on the date he was terminated; (b) the average of the amount of bonus and any other cash compensation paid to him during the term of the employment agreement times the remaining number of years of the employment agreement and any fraction thereof, and (c) an amount equal to the average of the annual contributions that were made on Mr. McGill's behalf to any employee benefit plan of the Company or Bank during the term of the employment agreement times the remaining number of years of the employment agreement and any fraction thereof.

     If termination of employment follows a "change in control" of the Bank or the Company, as defined in the employment agreement, Mr. McGill or, in the event of death, his beneficiary, would be entitled to an aggregate payment from the Bank and the Company equal to the greater of: (i) the payments due for the remaining term of the agreement; or (ii) three times Mr. McGill's average annual compensation for the three preceding taxable years, including bonuses and any other cash compensation paid or to be paid to Mr. McGill during such years, and the amount of any contributions made or to be made to any employee benefit plan. The Bank and the Company would also continue his health and disability coverage for the remaining unexpired term of the employment agreements to the extent allowed by the plans or policies maintained by the Company or Bank from time to time. Payments to Mr. McGill under the Bank's employment agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. The employment agreements also provide for reduced benefits to Mr. McGill upon termination of employment due to disability and further provide that the Bank and Company shall indemnify him to the fullest extent allowable under federal and Delaware law. In the event of a change in control, based upon fiscal year 2001 salary and bonus, Mr. McGill would receive approximately

$1,398,300 in severance payments in addition to other cash and noncash benefits provided under the employment agreements.

     Change in Control Agreements

     The change in control agreements with the Bank and the Company provide for a two-year term for Messrs. Wilson, Rams and Kadowaki and Ms. Hennigan. Commencing on the first anniversary date and continuing on each anniversary thereafter, the change in control agreements may be extended by the Board of Directors of the Bank for a year so that the remaining terms shall be two years. Effective June 30, 2001, the Bank's Board extended the term of the change of control agreements with each Executive until June 30, 2003. Commencing on the date of execution of the change in control agreement with the Company, the term of the change in control agreement extends for one day each day until such time as the Board of Directors of the Company or the Executive elects not to extend the term of the change in control agreement by giving written notice to the other party, in which case the term of the change in control agreement will be fixed and will end on the second anniversary date of the written notice. Each change in control agreement provides that at any time following a change in control of the Company or the Bank, if the Company or the Bank terminates the Executive's employment for any reason other than cause, the Executive or, in the event of death, the Executive's beneficiary would be entitled to receive an aggregate payment from the Bank and the Company equal to two times the Executive's average annual salary for the two preceding taxable years, including bonuses and any other cash compensation paid or to be paid to the Executive during such years and the amount of any contributions made or to be made to any employee benefit plan. The Bank and the Company would also continue the Executive's life, health and disability coverage for the remaining unexpired term of his change in control agreement to the extent allowed by the plans or policies maintained by the Company or Bank from time to time. Payments to the Executive under the Bank's change in control agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. If a change in control occurs, based upon fiscal year 2001 salary and bonus, the amounts payable to Messrs. Wilson, Rams and Kadowaki and Ms. Hennigan, pursuant to the change in control agreements would be approximately $407,430, $340,604, $315,090, and $330,750, respectively, in addition to other cash and noncash benefits provided for under the change in control agreements.

     The change in control agreements and the employment agreements contain a provision to the effect that in the event of a change in control, the aggregate payments under the agreements shall not constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (which imposes an excise tax on the recipient and denial of the deduction for such excess amounts to the employer). Such provision provides that the payments under the agreements shall be reduced to one dollar below the amount that would trigger an excise tax under Section 280G.

     Change in Control Provisions in Stock Benefit Plans

     Both the Quaker City Bancorp, Inc. 1993 Incentive Option Plan and the 1997 Stock Incentive Plan contain change in control provisions. The definition of "change in control" is the same in both the 1993 Incentive Option Plan and the 1997 Stock Incentive Plan.

     The Company's 1993 Incentive Option Plan provides that to the extent not previously exercisable, options granted under the 1993 Management Option Plan become exercisable upon a change in control. All outstanding unexercised options under the 1993 Management Option Plan are currently exercisable. No shares of Common Stock remain available under the 1993 Management Option Plan for future option grants.

     The 1997 Stock Incentive Plan also contains a change in control provision. Pursuant to such provision, as of the effective time and date of any change in control, the 1997 Incentive Stock Plan and any then outstanding Awards granted thereunder (whether or not vested) shall automatically terminate unless (i) provision is made in writing in connection with such transaction for the continuance of the 1997 Stock Incentive Plan and for the assumption of such Awards, or for the substitution for such Awards of new awards covering the securities of a successor entity or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and exercise prices, in which event the 1997 Stock Incentive Plan and such outstanding Awards will continue or be replaced, as the case may be, in the manner and under the terms so provided; or (ii) the Board otherwise provides in writing for such adjustments as it deems appropriate in the terms and conditions of the then-outstanding Awards (whether or not vested), including without limitation (a) accelerating the vesting of outstanding Awards and/or (b) providing for the cancellation of Awards and their automatic conversion into the right to receive the securities, cash or other consideration that a holder of the shares underlying such Awards would have been entitled to receive upon consummation of such change in control had such shares been issued and outstanding immediately prior to the effective time of the change in control (net of the appropriate option exercise prices). If the 1997 Stock Incentive Plan and the Awards terminate by reason of the occurrence of a change in control without provision for any of the actions described in clause (i) or (ii) of the immediately preceding sentence, then any holder of outstanding Awards will have the right, at such time immediately prior to the consummation of the change in control as the Board designates, to exercise such Awards to the full extent not theretofore exercised, including any installments which have not yet become vested.

Defined Benefit Plan

     The Bank maintains the Quaker City Bank Employee Retirement Income Plan, a non-contributory defined benefit pension plan ("Defined Benefit Plan") qualified under the Employment Retirement Income Security Act of 1974, as amended ("ERISA"). Employees become eligible to participate in the Defined Benefit Plan upon attaining the age of 21 and completing one year of service during which they have served a minimum of 1,000 hours. Until December 31, 1999, the Plan was an income replacement retirement plan. The benefits were based on years of service and the three consecutive years of employment during which the participant earned the highest compensation. Contributions were intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Effective December 31, 1993, the Plan was frozen for benefit service accrued, and employees hired after November 30, 1992 did not participate in the Plan.

     Effective January 1, 2000, the Board of Directors approved the conversion of the Defined Benefit Plan into a Cash Balance Plan. Under the provisions of the Cash Balance Plan, a cash balance account is established for each participant at plan entry and increased over time with pay and interest credits. Pay credits are equal to 5.0% of eligible pay and are credited to each participant's cash balance account annually. Interest credits are based on ten-year Treasury Note rates and are credited to a participant's cash balance account quarterly. At termination of employment, a participant (if vested) becomes entitled to a monthly annuity payable for life (or over a joint lifetime with his or her beneficiary) at retirement. The Cash Balance Plan is intended to be an ERISA-qualified plan, and the Bank is preparing the filing for IRS approval. The Bank implemented the Cash Balance Plan, effective January 1, 2000, on a provisional basis.

     Estimated annual benefits payable at normal retirement age, expressed as a single life annuity, to each of the Named Executive Officers under the Cash Balance Plan are as follows:



                                                        Estimated
                 Name                                 Annual Benefit
                 ----                                 --------------

                 Frederic R. McGill................      $23,100
                 Dwight L. Wilson..................       69,300
                 Harold L. Rams....................       58,100
                 Kathryn M. Hennigan...............       22,700
                 Hank H. Kadowaki..................       13,400

401(k) Plan

     Effective July 1, 1997, the Bank implemented a 401(k) Plan. Employees become eligible to participate in the 401(k) Plan upon attaining the age of 21 and completing one year of service during which they have served a minimum of 1,000 hours. The 401(k) Plan is an ERISA-qualified plan under which employees may annually defer, on a pretax basis, up to the lesser of 15% of their base salary or the IRS limitation on employee deferrals ($10,500 for 2001). The Bank currently contributes on a matching basis 40% of the first 5% of the employees' contributions to participants' accounts in the 401(k) Plan.

Employee Stock Ownership Plan

     At the conversion to a stock company in December, 1993, the Company established an Employee Stock Ownership Plan ("ESOP") for all employees who are age 21 or older and have completed one year of service with the Bank during which they have served a minimum of 1,000 hours. The ESOP is internally leveraged and borrowed $3.1 million from the Company to purchase 10% of the outstanding shares of the common stock of Quaker City Bancorp, Inc. issued in the original conversion to common stock ownership. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP. In conjunction with the conversion of the Bank's income replacement Defined Benefit Plan into a Cash Balance Plan effective January 1, 2000, and the inclusion of all eligible employees as participants in the Cash Balance Plan, the Board of Directors approved an amendment to the ESOP loan agreement and promissory note which allows the loan underlying the ESOP to be amortized over a longer period of time. ESOP participants will receive essentially the same benefit, but the length of time by which the benefit will be earned will be extended from September 2003 to December 2004. At June 30, 2001 and 2000, the outstanding balance on the loan was $815,000 and $1.0 million, respectively. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation, as described in the plan, in the year of allocation. Benefits generally become 100% vested after five years of vesting service. Vesting will accelerate upon retirement, death or disability of the participant or in the event of a change in control of the Bank or the Company. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. Since the annual contributions are discretionary, the benefits payable under the ESOP cannot be estimated.

Retirement Benefit Equalization Plan

     Until December 31, 1999, the Bank maintained a nonqualified Supplemental Executive Retirement Plan ("SERP") for certain employees and their beneficiaries whose benefits from the Bank's Defined Benefit Plan were reduced by reason of the annual limitation on benefits and contributions imposed by Section 415 of the Code and the limitations imposed on compensation taken into consideration in the determination of benefits under the Defined Benefit Plan due to Section 401(a)(17) of the Code. The SERP provided additional benefits to participants to ensure that they received an aggregate annual benefit from the Defined Benefit Plan, the ESOP and Social Security of an amount equal to 65% of such participants' final average compensation at age 65.

     In conjunction with the conversion of the Bank's Defined Benefit Plan into a Cash Balance Plan effective January 1, 2000, the SERP was converted into a Retirement Benefit Equalization Plan ("RBEP") for certain employees. J.L. Thomas' benefit remains under the SERP, and is estimated to be $93,180 per year, payable through December 31, 2005. The RBEP is a supplemental plan to the Cash Balance Plan, 401(k) Plan, and ESOP and is intended to provide certain covered employees with the total amount of retirement income that they would otherwise receive under these plans if not for legislated ceilings in compliance with certain sections of the Internal Revenue Code which limit retirement benefits payable from qualified plans. Under the provisions of the RBEP, a cash balance account is established for each participant at plan entry and increased over time with contribution and interest credits. The opening account balance for each participant was equal to their liability held under the SERP. Contribution credits are equal to the amounts not contributed under the qualified plans due to IRS limitations and are credited to each participant's cash balance account annually. Interest credits are based on ten-year Treasury Note rates and are credited to a participant's cash balance account quarterly.

     The approximate allocation under the RBEP for plan year January 1, 2000 through December 31, 2000 for the Named Executive Officers is as follows:

                                                            Estimated
                    Name                                    Allocation
                    ----                                    ----------

                    Frederic R. McGill................       $ 78,079
                    Dwight L. Wilson..................          6,869
                    Harold L. Rams....................            894
                    Kathryn M. Hennigan...............            652
                    Hank H. Kadowaki..................            658


Non-Employee Directors' Option Plan

     Non-employee directors ("Outside Directors") of the Company and the Bank are eligible to receive stock options under the Quaker City Bancorp, Inc. 1993 Stock Option Plan for Outside Directors (the "1993 Directors' Option Plan").
The purpose of the 1993 Directors' Option Plan is to promote the growth and profitability of the Company and the Bank by providing an incentive in the form of stock options to Outside Directors of outstanding competence to achieve long-term objectives of the Company and the Bank by encouraging their acquisition of an equity interest in the Company.

     The 1993 Directors' Option Plan authorized the granting of nonqualified stock options for a total of 161,719 shares of Common Stock (as adjusted for the Stock Dividends) to Outside Directors. Stock options for an aggregate of 153,634 shares of Common Stock (as adjusted for the Stock Dividends) were granted to the six Outside Directors at the date of the Conversion at an exercise price of $4.80 (as adjusted for the Stock Dividends) per share, which was based on the offering price of the Common Stock in the initial public offering of the Company prior to the Stock Dividends. To the extent options for shares are available for grants under the 1993 Directors' Option Plan, each subsequently elected Outside Director will be granted nonqualified stock options to purchase 4,041 shares of Common Stock (as adjusted for the Stock Dividends) or a number of options to purchase such lesser number of shares as remain in the 1993 Directors' Option Plan. On September 16, 1999, the date on which he first began to serve as an outside director, David S. Engelman received nonqualified stock options to purchase 5,000 shares of Common Stock under the 1993 Directors' Option Plan. If options for sufficient shares are not available to fulfill the grant of options to an Outside Director, and thereafter options become available, such persons shall receive options to purchase an amount of shares of Common Stock, determined by dividing pro rata among such persons the number of options available. There are 3,085 shares of Common Stock (as adjusted for the Stock Dividends) remaining under the 1993 Directors' Option Plan available for future option grants.

     All options initially granted under the 1993 Directors' Option Plan in connection with the Conversion became exercisable January 1, 1995; options granted to a subsequently elected Outside Director will become exercisable on the first business day of January following that date on which such subsequent Outside Director is qualified and first begins to serve as a Director, provided, however, that in the event of death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable. Each option granted under the Directors' Option Plan expires upon the earlier of 10 years following the date of grant, or one year following the date the Outside Director ceases to be a director.

1997 Stock Incentive Plan

     The 1997 Stock Incentive Plan provides for the grant of Awards in the form of stock options (including incentive stock options or nonqualified stock options), restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. Persons eligible to receive an Award under the 1997 Stock Incentive Plan include directors, officers, employees, consultants, and advisors of the Company and its affiliated entities. In July 1997, certain grants of Nonqualified Options were made to senior executive officers and outside directors under the 1997 Stock Incentive Plan, which grants were made subject to stockholder approval of the 1997 Stock Incentive Plan at the Company's 1997 Annual Meeting of Stockholders. The nonqualified stock options granted have ten-year terms, expiring on July 24, 2007. In April 1998, Hank H. Kadowaki was granted 12,500 Nonqualified Options upon his becoming a senior executive officer, which options have a ten-year term, expiring on April 21, 2008. In May 1999, certain grants of nonqualified stock options were made to senior executive officers, all of which options have ten-year terms and will expire on May 30, 2009. An amendment to the 1997 Stock Incentive Plan was approved by the stockholders at the Company's 1999 Annual Meeting of Stockholders. The amendment increased the number of shares of Common Stock reserved for issuance under the 1997 Stock Incentive Plan from 233,000 (291,250 shares as adjusted for the 1998 Stock Dividend) to 560,465 (the aggregate of 291,250 and 269,215), subject to adjustment for future stock dividends and similar capital changes.

     Grants of nonqualified stock options, based on the individual's salary and length of service, were made to non-executive management of the Bank in December, 1999. The total share number of these grants is approximately 30,000; all of these options have ten-year terms, and vest in either three or five equal annual installments, depending on length of service. In April 2000, Jerrold S. Perisho was granted 5,000 nonqualified stock options upon being hired as a senior officer, which options have a ten-year term, expiring on April 20, 2010. In June 2000, a grant of 25,000 nonqualified stock options, vesting in three equal annual installments, was made to Chief Executive Officer McGill, and grants of 5,000 nonqualified stock options with vesting on the first anniversary of the option grant date were made to each of the outside directors, all of which options were granted at an exercise price equal to the closing sale price of the Common Stock, as reported on the Nasdaq National Market on the date of grant.

     During fiscal year 2001, no stock option grants were made to the Chief Executive Officer or to any other senior executive officers. As of October, 2000, Chairman of the Board J.L. Thomas receives, as part of the Chairman's compensation, quarterly grants of 1,250 nonqualified stock options, all of which options are granted at an exercise price equal to the closing sale price of the Common Stock, as reported on the Nasdaq National Market on the date of grant, normally the first business day of the quarter. In June, 2001, grants of nonqualified stock options totaling approximately 40,000 shares were made to non-executive managers of the Bank; individual grants were based on salary and length of service. All of these options have ten-year terms and vest in either three or five equal annual installments, depending on length of service. On June 21, 2001, grants of 5,000 nonqualified stock options with vesting on the first anniversary of the option grant date were made to each of the outside directors, all of which options were granted at an exercise price equal to the closing sale price of the Common Stock, as reported on the Nasdaq National market on the date of the grant. Each of the options granted to date under the 1997 Stock Incentive Plan expires ten years following the date of grant. As of September 25, 2001, a total of 113,639 shares of Common Stock remains available for future Award grants to all eligible persons under the 1997 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

     The Company's Compensation Committee consists of Messrs. Miller (Chairman), Engelman and Harvey. None of such members is, or formerly was, an officer or employee of the Company or any of its subsidiaries and none had any relationship with the Company requiring disclosure herein under applicable rules. In addition, to the Company's knowledge, no executive officer of the Company serves as a director or a member of the compensation committee of another entity.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Administration

     The compensation program is administered by the Compensation Committee of the Company's Board of Directors, which is composed of at least two outside, non-employee directors. The Chairman of the Board, the Chief Executive Officer and the Senior Vice President, Administrative Services, serve as advisors to the Compensation Committee. Following review and approval by the Compensation Committee, all issues pertaining to employment-related contracts are submitted to the full Board of Directors for approval.

     The following is the Compensation Committee report addressing the compensation of the Company's executive officers for fiscal year 2001.

Philosophy

     The goals and objectives of the executive compensation policies remain the same as in previous years. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels the Compensation Committee believes to be consistent with others in the financial services industry, with executives' compensation packages increasingly being weighted toward programs contingent upon the Company's long-term (three years or more) performance. As a result, the executives' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

     The Company's compensation strategy continues to support the concept of pay-for-performance, associating the goal of variable pay for variable performance. A mix of compensation elements, with an emphasis on tying long-term incentives to corporate performance, is designed to meet this goal. The mix of compensation elements varies between executive levels within the organization, with compensation opportunities of senior executives relying more heavily on annual and long-term incentive compensation.

     With regard to Section 162(m) of the Code, which limits the deductibility of certain executive officer compensation in excess of $1 million, the Company intends to take all necessary steps to cause the compensation paid to executive officers to be deductible by the Company.

Performance to Date

     The Company's compensation strategy is based on the philosophy that Company executives should be compensated within competitive norms for their level of responsibility within the organization. The Company has determined the competitive marketplace for different executive levels within the organization. Generally, the competitive marketplace for senior executives has been defined as financial institutions with assets between $750 million and $1.5 billion that are located in California.

     It should be noted that the Company wishes to compare itself on a broader basis for corporate performance purposes, and thus the peer group referenced above for comparison purposes in regard to cash compensation is not identical to that used in the Stock Price Performance Graph which appears immediately after this report.

     The Compensation Committee conducted its annual review of officers' base salary levels in June of 2000. As a result of the Compensation Committee review, senior executives received raises ranging from 4.0% to 6.0% for fiscal year 2001. These raises in base salaries reflected the impact of increased job responsibilities and improved performance.

     In the spring of 1999, a competitive review of the current cash compensation program (base salary and short-term incentive cash compensation) for Company executives was performed by an independent outside consulting firm, Wm. M. Mercer, Inc. The findings of such review were used by the Compensation Committee in its executive salary reviews for fiscal years 2000 and 2001. The Compensation Committee retained independent consulting firm Aon Consulting, Inc. to perform a new independent review of the executive cash compensation program in the spring of 2001, the results of which were used for executive salary reviews for fiscal year 2002.

     Annual incentive compensation for the Chief Executive Officer was based solely on corporate goals. For fiscal year 2001, the target incentive for the Chief Executive Officer was 50% of base salary. For fiscal year 2001, these goals pertained to performance in the following areas: net profit, asset quality, operating expense ratios, regulatory and compliance ratings and quality of customer service. In addition, a profitability threshold required for any corporate bonus award continues to be an integral part of the incentive compensation plan. Incentive compensation for fiscal year 2001 for other executive officers of the Company, with a target of 30% of base salary, was based 80% upon corporate and 20% upon personal goal achievement. The annual incentive program also included a profitability threshold necessary for the payment of any bonus based on corporate goals. In July of 2001, executive officers received bonuses approved by the Board of Directors based on both management objectives and their personal goal achievement, as applicable, during fiscal year 2001.

     The third part of executive compensation is the long-term compensation program, including incentive stock options, nonqualified stock options and stock grants. Stock options have been granted under both the Company's 1993 Management Option Plan and the 1997 Incentive Stock Plan. The purpose of these plans is to encourage management stability as well as stock ownership of the Company.

     Under the 1993 Management Option Plan, senior executives received stock options which offer them the possibility of future gains, depending on the executive's continued employment by the Company or the Bank and the long-term price appreciation of the Company's Common Stock. At the Conversion, senior executive officers were granted options under the 1993 Management Option Plan that vested over a period of three years, with one-third becoming exercisable on each of January 1, 1995, 1996, and 1997. All shares of Common Stock reserved under the 1993 Management Option Plan are subject to outstanding options and no shares remain available under the 1993 Management Option Plan for future option grants. Under the first grant under the 1997 Stock Incentive Plan, senior executive officers then-employed by the Company, except for Mr. Kadowaki, received nonqualified stock options which vested over a period of three years, with one third becoming exercisable on each of July 7, 1998, 1999, and 2000.
Mr. Kadowaki received nonqualified stock options upon his appointment in April, 1998 as Senior Vice President, Income Property Lending of the Bank. One-third of Mr. Kadowaki's nonqualified stock options became exercisable on each of April 21, 1999, 2000 and 2001. On May 20, 1999, senior executive officers received nonqualified stock options which vest over a period of three years, with one third becoming exercisable on each of May 20, 2000, 2001 and 2002. An amendment to the 1997 Stock Incentive Plan was approved by the stockholders at the Company's 1999 Annual Meeting of Stockholders. The amendment increased the number of shares of Common Stock reserved for issuance under the 1997 Stock Incentive Plan from 233,000 (291,250 shares as adjusted for the 1998 Stock Dividend) to 560,465 (the aggregate of 291,250 and 269,215), subject to adjustment for future stock dividends and similar capital changes.

     Jerrold S. Perisho received nonqualified stock options upon being hired in May, 2000 as Senior Vice President, In-Store Banking of the Bank. One-third of Mr. Perisho's nonqualified stock options will become exercisable on each of April 20, 2001, 2002, and 2003. In June 2000, a grant of nonqualified stock options was made to Chief Executive Officer McGill. For further information regarding this grant, see the section of this report entitled "Chief Executive Officer Compensation," below. During fiscal year 2001, no senior executives received stock option grants.

     Awards under the 1997 Stock Incentive Plan may be granted in the form of stock options, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and/or other stock based benefits. As of September 25, 2001, 113,639 shares of Common Stock remain available for future grants of Awards under the 1997 Stock Incentive Plan. Pursuant to the terms of the 1997 Stock Incentive Plan, no one eligible person may be granted Awards with respect to more than 100,000 shares of Common Stock in any one calendar year.

Chief Executive Officer Compensation

     The base salary for Mr. McGill for fiscal year 2001 was increased by 7.0% as a result of peer cash compensation comparisons. Mr. McGill's target short term incentive level remained at 50% of base salary, which was a result of the Committee's implementation of a recommendation of the 1999 executive compensation study by Wm. M. Mercer, Inc. The annual incentive bonus payout is based on the same corporate goal achievement, including a profitability threshold, as all other executives. In July of 2001, Mr. McGill received an incentive bonus of $196,175, approved by the Board of Directors, and based on corporate goal achievement during fiscal year 2001.

     The executive cash compensation study performed by Aon Consulting, Inc. in the spring of 2001 found Mr. McGill's total cash compensation to be below the Compensation Committee's target of the 75th percentile of market. As a result, for fiscal year 2002, Mr. McGill will receive a base salary of $320,000, or an 8.5% increase over the previous year.

     In an initial grant under the 1997 Stock Incentive Plan, the Compensation Committee awarded Mr. McGill Nonqualified Options to purchase 62,500 shares of Common Stock (as adjusted for the 1998 Stock Dividend). In May of 1999, in a second grant to senior executives under the 1997 Stock Incentive Plan, the Compensation Committee awarded Mr. McGill Nonqualified Options to purchase 50,000 shares of Common Stock. In June, 2000, the Compensation Committee awarded Mr. McGill Nonqualified Options to purchase 25,000 shares of Common Stock. The number of options granted to Mr. McGill under the 1997 Stock Incentive Plan was based upon several factors, including past performance, present and future responsibility of his position and further aligning the Chief Executive Officer's interests with those of the Company's stockholders. Each of Mr. McGill's grants under the 1997 Stock Incentive Plan vests over a three-year period, and exercise prices of each are based on the closing sale price of the Common Stock, as reported on the Nasdaq National Market on the date of grant.
No option awards were made to Mr. McGill during fiscal year 2001.

Conclusion

     The Committee believes that the current compensation policies for the Company and the Bank are both effective and appropriate. For fiscal years 1999, 2000 and 2001, when the profit threshold was met, there was in place a compensation mix which increasingly relies on incentive compensation for corporate goal achievement.

                                         2001 COMPENSATION COMMITTEE
                                         David S. Engelman
                                         Wayne L. Harvey
                                         Edward L. Miller

     The report of the Compensation Committee shall not be deemed incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         STOCK PRICE PERFORMANCE GRAPH

     The stock price performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative total stockholder return of the Company's Common Stock with the cumulative total return of the Nasdaq National Market System equity index and Media General's Savings and Loan Industry Group index from June 30, 1996 through June 30, 2001. The graph assumes that $100 was invested on June 30, 1996 in the Common Stock and each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock since the Company's formation in September 1993. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                   Comparison of Cumulative Total Return of
                   Company, Industry Index and Broad Market(1)

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                                         FISCAL YEAR ENDING
                                        ------------------------------------------------------------------------------------
COMPANY/INDEX/MARKET                    6/28/1996      6/30/1997      6/30/1998      6/30/1999      6/30/2000      6/29/2001

Quaker City Bcp                            100.00         160.39         210.05         188.36         175.51         336.43

Savings & Loans                            100.00         161.81         218.83         183.07         152.32         261.54

NASDAQ Market Index                        100.00         120.46         159.68         223.77         336.71         186.46

(1) Quaker City Bancorp, Inc. returns were calculated based on the closing sale prices per share of the Common Stock as follows (as adjusted for the Stock Dividends): 6/30/96, $8.76; 6/30/97, $14.05; 6/30/98, $18.40; 6/30/99,
    $16.50; 6/30/2000, $15.375; 6/30/2001, $29.47.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. And, the Audit Committee has considered whether the independent auditors provision of other non-audit services to the Company is compatible with the auditor's independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended June 30, 2001, for filing with the SEC.

                                             2001 AUDIT COMMITTEE
                                             Wayne L. Harvey, Chairman
                                             Edward L. Miller
                                             David S. Engelman

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the Record Date, (i) the name of each person believed by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) the total number of shares of Common Stock beneficially owned by each such person and (iii) the percentage of all Common Stock outstanding held by each such person.


                                              Amount and Nature
                                                of Beneficial       Percent of
    Name and Address of Beneficial Owner        Ownership (1)      Class (1)(2)
-------------------------------------------  -------------------  --------------

Quaker City Bank Employee Stock Ownership            223,605 (3)        4.3%
 Plan and Trust ("ESOP")
7021 Greenleaf Avenue
Whittier, CA 90602

Wellington Management Company, LLP                   507,900 (4)        9.8%
75 State Street
Boston, MA 02109

___________________________

(1) Share amounts have been adjusted for the Stock Dividends.
(2) Percentage of class is based on 5,181,692 shares of Common Stock (as adjusted for the Stock Dividends) outstanding as of the Record Date.
(3) Shares of Common Stock were acquired by the ESOP in the Conversion. A committee which consists of non-employee members of the Board of Directors of the Bank administers the ESOP (the "ESOP Committee"). An unrelated third party has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The

    ESOP Committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. As of the Record Date, 339,419 shares of Common Stock (as adjusted for the Stock Dividends) in the ESOP had been allocated, but not distributed, to participating employees, including 81,159 shares (as adjusted for the Stock Dividends) allocated to executive officers as described in the footnotes to the Security Ownership of Management table. As of the Record Date, 116,906 shares of Common Stock in the ESOP had been distributed. Includes unallocated as well as allocated but unvested ESOP shares. While allocated but unvested shares are voted by participants, they are subject to forfeiture until fully vested.
(4) Based on information provided to the Company by Wellington Management Company, LLP ("WMC"), as of June 30, 2001, WMC had shared voting power with respect to 209,200 shares and shared dispositive power with respect to 507,900 shares; WMC did not have sole voting power or sole dispositive power with respect to any such shares and disclaims any pecuniary interest in any shares of the Company's Common Stock.

                          RELATED PARTY TRANSACTIONS

     Section 11 of the Home Owners' Loan Act requires that all loans or extensions of credit by the Bank to executive officers and directors of the Bank, of the Company and of the Company's other subsidiaries (collectively, "Insiders") or to companies which an Insider controls ("Related Interests"), must be made on substantially the same terms (including interest rates and collateral) as, and must follow credit underwriting procedures not less stringent than, those prevailing at the time for comparable transactions with the general public, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to an Insider or Related Interest in excess of the lesser of (a) $500,000, or (b) the greater of $25,000 or 5% of the Bank's capital and surplus, must be approved in advance by a majority of the entire Board of Directors of the Bank, with interested directors abstaining from participating directly or indirectly in the voting. The aggregate loans by the Bank to an Insider and his or her Related Interests generally may not exceed 15% of the Bank's capital, and the aggregate of all loans by the Bank to all of its Insiders and their Related Interests generally may not exceed 100% of the Bank's capital.

     It is the policy of the Bank to offer loans to executive officers and directors on their principal residence and to offer to extend a line of credit for overdraft protection on a checking account held at the Bank. The Bank's policy provides that all loans to its executive officers and directors shall be made in the ordinary course of business, shall be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with all other employees and shall not involve more than the normal risk of collectibility or present other unfavorable features.

     During fiscal year 2001, director Wayne L. Harvey and executive officers Kathryn M. Hennigan and Karen A. Tannheimer had loans from the Bank. The largest amount of indebtedness of each during fiscal year 2001 and the outstanding balance of each is as listed below:


                             Largest Indebtedness            Balance as of
       Name                 During Fiscal Year 2001          June 30, 2001
       ----                 -----------------------      --------------------

       Wayne L. Harvey            $ 97,075.00             $    97,075.00
       Kathryn M. Hennigan         221,594.88                 219,074.29 (1)
       Karen A. Tannheimer         187,575.88                 185,423.88 (1)

______________________

(1) Ms. Hennigan's and Ms. Tannheimer's loans have been sold to Federal National Mortgage Association ("FNMA"); the Bank retains the servicing.

     In August, 2001, Chairman of the Board J.L. Thomas received a $275,000 loan from the Bank. The loan was subsequently sold to FNMA, with the Bank retaining the servicing.

     The loans were made by the Bank in conformance with the Bank policy on loans to executive officers, directors, and employees.

     In connection with the Conversion of the Bank and the commencement of operations of the Company, the Bank and the Company entered into two-year change in control agreements with executive officers Jerrold S. Perisho, Karen A. Tannheimer and Robert C. Teeling. The terms of such agreements are the same as those of the change in control agreements entered into by the Bank and the Company with Messrs. Wilson, Rams and Kadowaki and Ms. Hennigan described above under "COMPENSATION AND OTHER INFORMATION--Employment Agreements and Change in Control Arrangements."

     As part of the Conversion, an ESOP was established by the Bank. The ESOP borrowed $3,105,000 from the Company to purchase 646,875 shares of Common Stock (as adjusted for the Stock Dividends) of the Company. As of the Record Date, 190,550 shares of Common Stock (as adjusted for the Stock Dividends) held by the ESOP were unallocated to individual participant accounts. Such shares constituted 3.7% of the outstanding Common Stock as of the Record Date. At June 30, 2001, the outstanding balance of the loan was $815,000.

     Mr. Miller is a partner of the law firm of Bewley, Lassleben & Miller. The Company retained such law firm during fiscal year 2001 and has continued to retain the firm in fiscal year 2002. The amount of fees paid to the firm in fiscal year 2001 did not exceed five percent of the law firm's gross revenues for the firm's last full fiscal year.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, stockholders of the Company will be asked to vote on the election of two directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected directors of the Company. To fill these board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below and on the enclosed proxy card. All directors elected at the Annual Meeting will be elected to three-year terms and will serve until the annual meeting of stockholders to be held in the year 2004 and until their successors have been duly elected and qualified.

     Set forth below are the names of persons nominated by the Company's Board of Directors for election as directors at the Annual Meeting. Your proxy, unless otherwise indicated, will be voted FOR Messrs. Gobar and McGill. For a description of Mr. Gobar's and Mr. McGill's principal occupation and business experience during the last five years and present directorships, please see "DIRECTORS AND EXECUTIVE OFFICERS--Directors," above.

                                                                          First          First           Term as
                                                                          Became         Became          Company
                                                                       Director of     Director of      Director
       Name                        Current Occupation                     Bank           Company         Expires
-----------------------    ---------------------------------------   -------------   --------------   -------------
NOMINEES FOR ELECTION

Alfred J. Gobar            Retired President and Chairman, AJGA,          1992            1993             2001
                             Inc.
Frederic R. McGill         President and Chief Executive Officer          1995            1995             2001
                             of the Company and of the Bank

CONTINUING DIRECTORS

David S. Engelman          Private investor                               1999            1999             2002
Wayne L. Harvey            C.P.A., retired Managing Partner,              1981            1993             2003
                             Harvey & Parmelee
David K. Leichtfuss        President, Broadview Mortgage                  1991            1993             2002
Edward L. Miller           Partner, law firm of Bewley, Lassleben         1985            1993             2003
                             & Miller
J.L. Thomas                Chairman of the Board of the Company           1975            1993             2003
                             and of the Bank

     The Company has been advised by each nominee named in this Proxy Statement that he is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a sub stitute nominee selected by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED
                                                     ---
ABOVE.

        THE COMPANY'S RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP has been the independent certified public accounting firm for the Bank since 1969 and for the Company since commencement of its business operations following the Conversion of the Bank from mutual to stock form on December 30, 1993, and has been selected by the Company to continue to serve as the accountants for the Company for fiscal year 2002. Representatives of KPMG LLP are expected to attend the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's financial statements for the fiscal year ended June 30, 2001 and the interim reviews of the financial statements included in the Company's Forms 10-Q for fiscal year 2001 were approximately $108,500.

     Financial Information Systems Design and Implementation Fees. KPMG LLP did not bill the Company for any Financial Information Systems Design and Implementation services for fiscal year 2001.

     All Other Fees. KPMG LLP billed the Company an aggregate of approximately $42,360 for tax services rendered during fiscal year 2001.

                            STOCKHOLDERS' PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials relating to the Company's 2002 annual meeting of stockholders must give notice of such proposal in writing to the Corporate Secretary of the Company at its principal executive offices and such notice must be received on or before May 31, 2002. The notice must comply with Section 6 of Article I of the Company's bylaws (a copy of which is available upon request to the Corporate Secretary of the Company), which section requires that the notice contain a brief description of such proposal and the reason for conducting such business at the annual meeting, the name and address, as they appear on the Company's books, of the stockholder making such proposal, the number of shares of Common Stock beneficially owned by such stockholder and any material interest of such stockholder in such proposal. The Board of Directors will review proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its 2002 proxy solicitation materials. An eligible stockholder is one who upon submission of the proposal is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to vote at the 2002 annual meeting of stockholders, who has held such securities for at least one year and who shall continue to own such securities through the date on which the meeting is held.

                                 OTHER MATTERS

     At the time of preparation of this Proxy Statement, the Board of Directors of the Company was not aware of any other matters to be brought before the Annual Meeting. No eligible stockholder had submitted notice of any proposal 90 days before the date of the Annual Meeting. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Exchange Act ("Section 16") and the rules promulgated thereunder and requirements of the NASD, officers and directors of the Company and persons who beneficially own more than 10% of the Common Stock of the Company are required to file with the SEC and the NASD and furnish to the Company reports of ownership and change in ownership with respect to all equity securities of the Company.

     Based solely on its review of the copies of such reports received by it during or with respect to the fiscal year ended June 30, 2001 and/or written representations from such reporting persons, the Company believes that all reports required to be filed by such reporting persons during or with respect to the fiscal year ended June 30, 2001 were timely filed.

                          ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report to Stockholders for the fiscal year ended June 30, 2001, including audited financial statements, is being mailed to stockholders along with these proxy materials. This year's Annual Report to Stockholders includes the Annual Report on Form 10-K as filed with the SEC. Exhibits to the Annual Report on Form 10-K may be obtained from the Company upon payment of the Company's reasonable expenses to furnish such exhibits. To obtain any such exhibits, contact Kathryn M. Hennigan, Corporate Secretary, Quaker City Bancorp, Inc., 7021 Greenleaf Avenue, Whittier, California 90602.


                                    By order of the Board of Directors

                                    /s/ KATHRYN M. HENNIGAN

                                    KATHRYN M. HENNIGAN
                                    Corporate Secretary

Whittier, California
October 9, 2001



     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

     If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.

     If you have any questions, or have any difficulty voting your shares, please contact Morrow & Co. by calling 1-800-662-5200.

   REVOCABLE PROXY

                           QUAKER CITY BANCORP, INC.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS. IMPORTANT--PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The undersigned hereby appoints Frederic R.
(Rick) McGill and Dwight L. Wilson, or either of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated below all shares of the common stock of Quaker City Bancorp, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Stockholders of the Company to be held on November 20, 2001 and at any adjournments or postponements thereof (the "2001 Annual Meeting").

     Please sign and date on the reverse side and mail promptly. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.

                                                                ---------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                ---------------
                  (Continued and to be signed on other side)

-------------------------------------------------------------------------------
       Please mark your
  [X]  votes as in this
       example.

The Board of Directors recommends a vote FOR each of the proposals.

1. Election of     FOR all nominees     WITHHOLD AUTHORITY     Nominees:
   Directors:    listed below (except   to vote for all          Alfred J. Gobar
                 as indicated to the    nominees listed below    Frederic R. McGill
                   contrary below)
                        [_]                    [_]

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name here:

-----------------------------------------------------------------------------

                                                         FOR    AGAINST ABSTAIN
2. In their discretion, the proxies are authorized       [_]      [_]     [_]
   to vote upon such other business as may properly come before the 2001 Annual Meeting.

 THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

 The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2001 Annual Meeting.

 When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 Whether or not you plan to attend the 2001 Annual Meeting, you are urged to execute, date and return this proxy, which may be revoked at any time prior to its use.

 IMPORTANT--PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Signature(s): ______________________ Date:_________________
Signature(s) (of additional stockholders): ___________________ Date:___________

Please sign your name exactly as it appears hereon, date and return this proxy in the reply envelope provided. If you receive more than one proxy card, please sign, date and return all cards received.
--------------------------------------------------------------------------------